EXHIBIT  99.1

FOR  IMMEDIATE  RELEASE
-----------------------

INCYTE
John  Vuko
Chief  Financial  Officer
(650)  845-4106


INCYTE  ANNOUNCES  PLACEMENT  OF  $150  MILLION  IN
CONVERTIBLE  SUBORDINATED  NOTES

PALO ALTO, CA, FEBRUARY 1, 2000 -- Incyte Pharmaceuticals, Inc. (Nasdaq: INCY) announced today the private placement of $150 million of its 5.5% Convertible Subordinated Notes due 2007. The offering is expected to close on February 4, 2000. The Company has also granted to the initial purchasers an option to purchase up to an additional $50 million in principal amounts of Notes. The Notes are convertible into Incyte common stock at an initial conversion price of approximately $134.84 per share.

The Company stated that it expects to use the net proceeds of the offering for working capital and general corporate purposes. Proceeds may also be used to make strategic investments, acquire or license technology or products, or acquire businesses that may complement its business.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market and other conditions that may affect Incyte's ability to complete the offering, the expected closing date of the offering, the satisfaction of customary closing conditions, the impact of alternative technological advances and competition, changes in the focus of Incyte's research and development activities, developments in litigation, and other risks detailed from time to time in Incyte's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999. Incyte disclaims any intent or obligation to update these forward-looking statements.